Exhibit 99.1

CONTACT:

Jeff Unger

Vice President Investor Relations

(561) 482-9715

Destination XL Group, Inc. Reports First-Quarter 2013 Financial Results

DXL Store Comp Sales Increase 17.7%;

Merchandise Margins Improve 50 bps Year-Over-Year;

Launched National Marketing Campaign on May 5;

Company Reiterates Full Year Guidance

CANTON, Mass., May 24, 2013 – Destination XL Group, Inc. (NASDAQ: DXLG), the largest multi-channel specialty retailer of big & tall men’s apparel and accessories, today reported operating results for the first quarter of fiscal 2013.

Highlights

•	Total first quarter sales decreased to $93.6 million compared with $95.5 million in the first quarter of fiscal 2012.

•	Net income, on a diluted basis, for the first quarter was $0.02 per share, compared with $0.05 per share for the first quarter of fiscal 2012.

•	Opened six Destination XL stores and closed 17 Casual Male XL stores in the first quarter of 2013.

•

The Company operated a total of 53 DXL stores at the end of the first quarter of fiscal 2013 in comparable established markets and one in a new market for a total of 54 DXL stores in operation toward its goal of 215 to 230 DXL stores by the end of fiscal 2015.

Comparable Sales

The following is a summary of the breakdown of comparable sales for the first quarter of fiscal 2013:

		# of Stores	Comparable Sales %
Total Comparable Sales for Q1 2013			(0.5%)

Retail Business	Total comparable retail stores	400	0.8%
	DXL comparable stores (1)	53	17.7%
	Casual Male XL and Rochester Clothing stores	347	(3.2%)
Direct Business			(6.0%)
	E-commerce		5.1%
	Catalog		(60.0%)

(1)	Of the 53 comparable DXL stores, 23 DXL stores have been open more than one year and had a comparable sales increase of 4.7% for the first quarter of fiscal 2013.

Management Comments

“We continued to execute well on our strategy to accelerate the rollout of the Destination XL concept during the first quarter,” said President and CEO David Levin. “Sales and net income growth was affected by a colder-than-usual spring. However, the softness in February and March was partially offset by strong sales in April when the weather warmed up. More importantly, our DXL stores continue to deliver strong results that are better than we initially expected. Dollars per transaction at our DXL stores this quarter increased 17.6% to $154 from $131 in the first quarter of last year. In comparison, dollars per transaction at our Casual Male XL stores was $110 for the first quarter of fiscal 2013. Catalog sales continue to be a drag on our direct business as we transition to a more digital-focused direct marketing strategy.”

“The traction we have made with the DXL concept has been accomplished with essentially no marketing,” said Levin. “On May 5, we launched a six-week national marketing campaign to define the DXL brand more clearly, expand market awareness and grow our active customer base. The comprehensive campaign consists of a TV, radio and digital marketing mix and is based on a successful test-campaign we conducted during the fall of 2012 and an additional small test during the first quarter. The early response has been positive and we are anticipating results similar to those experienced in the test markets. We anticipate that this national marketing campaign will significantly raise DXL brand awareness.”

“Fiscal 2013 is a critical year for DXL and our transformation,” said Levin. “This year, we plan to grow the number of DXL stores in operation by opening between 57 and 64 stores, while closing between 110 and 119 Casual Male XL and Rochester stores. To support this transformation, our capital expenditures for 2013 are expected to be approximately $45 million, net of anticipated lease incentives. We also are increasing our marketing spend by $10 million to support our new campaign and expand awareness of the DXL brand on a national scale. We remain confident that, by the end of fiscal 2016, the DXL concept will have the potential to generate sales of more than $600 million, an operating margin of greater than 10% and cash flow in the range of $60 to $70 million.”

First-Quarter Fiscal 2013 Results

Sales

For the first quarter of fiscal 2013, total sales were $93.6 million compared with $95.5 million in the first quarter of fiscal 2012. Comparable sales for the first quarter decreased 0.5% compared with the same period of the prior year. On a comparable basis, sales from the retail stores increased 0.8% while the direct business decreased 6.0%. The increase in the retail stores was primarily driven by the DXL stores that had a comparable increase of 17.7%, which represented 22.1% of the Company’s comparable retail store sales. Comparable sales for the 23 DXL stores that have been open for more than one year increased 4.7%.

The 6.0% decrease in comparable direct sales during the first quarter was primarily related to a 60.0% decline from catalogs, which was partially offset by a 5.1% increase in e-commerce sales. In response to lower catalog sales, the Company has intensified its digital marketing efforts, which include emails, web searches, Internet banners, and affiliate sites. During the first quarter, the number of catalogs distributed and impressions were reduced by 56.0% and 70.0%, respectively. The catalog component of direct sales dropped to 6.4% from 15.2% during last year’s first quarter.

Gross Profit Margin

For the first quarter of fiscal 2013, gross margin, inclusive of occupancy costs, was 47.5% compared with gross margin of 47.7% for the first quarter of fiscal 2012. The decrease of 20 basis points was the result of occupancy dollar growth of 2.6% and reduced sales, offset slightly by an increase of 50 basis points related to merchandise margins.

Selling, General & Administrative

SG&A expenses for the first quarter of fiscal 2013 were 41.0% of sales, compared with 39.5% in the first quarter of fiscal 2012. On a dollar basis, SG&A expenses increased to $38.3 million for the first quarter of fiscal 2013 from $37.8 million for the prior-year quarter. The increase is primarily due to incremental payroll-related costs, including pre-opening payroll, training and store operations to support the new DXL stores and a net increase in marketing costs associated with the preparation for the launch of the national marketing campaign.

Depreciation and Amortization

Depreciation and amortization for the first quarter of fiscal 2013 grew to $4.2 million from $3.7 million for the first quarter of fiscal 2012, primarily due to store growth associated with the DXL concept.

DXL Transition Costs

As previously disclosed, the Company is incurring transition costs as it moves to its DXL format, which include pre-opening rent and payroll, store training, infrastructure costs and increased marketing. These expenses are start-up costs associated with store openings that will not continue once a DXL store is open. Over the next three years, the Company expects to incur transition costs of approximately $8.0 to $11.0 million, primarily associated with lease terminations and asset impairments as a result of early store closures, as well as additional SG&A expenses of approximately $6.0 million per year to support the accelerated rollout.

The Company’s results for the first quarter 2013 include total incremental costs of $2.4 million, or $0.03 per diluted share after-tax. (See “Non-GAAP Measures” below.) These incremental costs include $0.3 million in pre-opening occupancy costs, $1.6 million in SG&A costs and the $0.5 million in trademark amortization.

Tax Rate

On a continuing income basis, for the first quarter of fiscal 2013, the effective tax rate was 43.9% compared with 38.6% for the first quarter of fiscal 2012.

Net Income

Net income for the first quarter of fiscal 2013 was $1.0 million, or $0.02 per diluted share, compared with $2.3 million, or $0.05 per diluted share, for the first quarter of fiscal 2012. The results for the first quarter of fiscal 2013 include costs of $2.4 million, or $0.03 per diluted share, related to the DXL store growth initiative.

Cash Flow

Cash flow from operations was $(5.6) million for the first three months of fiscal 2013 compared with $1.1 million for the first three months of fiscal 2012. Free cash flow from operations (as defined below under “Non-GAAP Measures”) decreased by $9.1 million to $(13.6) million from $(4.5) million for the first three months of fiscal 2012, largely due to the timing of certain working capital accounts, specifically payroll and other payables, as well as an increase in capital expenditures related to the DXL store openings.

Balance Sheet & Liquidity

At May 4, 2013, the Company had cash and cash equivalents of $6.1 million, outstanding borrowings of $11.6 million, and $61.2 million available under its credit facility.

Inventory was $112.4 million, compared with $104.2 million at the end of fiscal 2012 and $112.2 million at April 28, 2012. The increase in inventory from the end of fiscal 2012 is consistent with the prior year, as the Company increases its inventory levels for the upcoming peak Spring selling season. At May 4, 2013, as compared to April 28, 2012, inventory levels were flat on a dollar basis, while decreasing 4.0% on a unit basis.

Retail Store Information

The Company is in the process of significantly transforming its business as it accelerates the DXL store openings and the closure of Casual Male XL stores. The DXL stores outperform the Casual Male XL stores and, as the chain is converted, the Company believes that the sales growth will improve. However, during the transition, the Company is experiencing some sales erosion among its Casual Male XL stores located near its DXL stores. On a comparable sales basis, sales from the DXL stores represented 22.1% of the Company’s retail store sales for the first quarter of fiscal 2013 and 8.3% for the first quarter of fiscal 2012.

The following is a summary of the store count, with respective square footage by store concept:

	Year End 2011		Year End 2012		First Three Months 2013		Year End 2013E
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
Casual Male XL	420	1,496	352	1,241	335	1,182	245	853
Destination XL	16	159	48	475	54	525	105	955
Rochester Clothing	14	122	12	108	12	108	10	75
Total	450	1,777	412	1,824	401	1,815	360	1,883

Fiscal 2013 Outlook

Management reiterates its guidance for the fiscal year ending February 1, 2014 is as follows:

•

Comparable sales increase of 8.5% to 10.0% and total sales of $415.0 million to $420.0 million, driven by the continued DXL expansion and growth in the direct business, both benefitting from the national media campaigns planned for the Spring and Fall seasons.

•	Gross profit margin is expected to change +/- 20 basis points from fiscal 2012 to a range of 46.3% to 46.7%.

•

SG&A costs are expected to increase by approximately $15.0 to $17.1 million to approximately $171.4 to $173.5 million. SG&A costs are planned to increase primarily related to pre-opening costs, payroll (both store and support) as well as increased marketing costs associated with two major flights of a national media campaign to raise DXL brand awareness with the Company’s target market.

•	Operating margin in the range of breakeven to 0.5%.

•	EBITDA (non-GAAP) in the range of $20.0 to $23.0 million.

•	Diluted earnings per share of approximately breakeven.

•

Negative free cash flow, such that expected borrowings at the end of fiscal 2013 will be $10.0 to $15.0 million with estimated deferred tax assets of approximately $45.3 million which can be utilized to offset future tax liabilities.

Conference Call

The Company will hold a conference call to review its financial results and business highlights today, Friday, May 24, 2013 at 9:00 a.m. ET. Those who wish to listen to the live webcast should visit the “Investors” section of the Company’s website. The live call also can be accessed by dialing: (888) 430-8709. Please reference conference ID: 9605923. For interested parties unable to participate live, an archived version of the webcast may be accessed by visiting the “Events” section of the Company’s website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (“GAAP”). The above discussion refers to free cash flow and EBITDA (earnings before income taxes and depreciation and amortization), which are non-GAAP measures. The presentation of these non-GAAP measures are not measures determined by GAAP and should not be considered superior to or as a substitute for net income or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, all companies do not calculate non-GAAP financial measures in the same manner and, accordingly, the measures “free cash flows” and “EBITDA” presented in this release may not be comparable to similar measures used by other companies. The Company calculates free cash flows as cash flow from operating activities less capital expenditures and less discretionary store asset acquisitions, if applicable. See table below for reconciliation. The Company calculates forecasted EBITDA for fiscal 2013 of $20.0-$23.0 million as forecasted operating income of breakeven to $3.0 million plus the add-back of depreciation and amortization of $20.0 million.

The above discussion also includes the earnings per share impact of incremental costs that have been incurred in connection with the Company’s DXL growth initiative of $2.4 million, or $0.03 per diluted share for the first quarter of fiscal 2013. The $0.03 per diluted share was calculated, using the first quarter effective tax rate of 43.9%, by taking the net of $2.4 million less $1.0 million of tax divided by outstanding diluted shares of 48.6 million.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the largest multi-channel specialty retailer of big & tall men’s apparel with operations throughout the United States, Canada and in London, England. The retailer operates under six brands: Destination XL®, Casual Male XL, Rochester Clothing, B&T Factory Direct, ShoesXL and LivingXL. Several catalogs and e-commerce sites, including www.destinationxl.com, make up the Company’s direct-to-consumer business. With more than 2,000 private label and name-brand styles to choose from, customers are provided with a unique blend of wardrobe solutions not available at traditional retailers. The Company is headquartered in Canton, Massachusetts. For more information, please visit the Company’s investor relations website: http://investor.destinationxl.com/.

Forward-Looking Statements

Certain information contained in this press release, including cash flows, operating margins, store counts, revenue and earnings expectations for fiscal 2013 and fiscal 2016, constitute forward-looking statements under the federal securities laws. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company’s strategic direction and the effect of such plans on the Company’s financial results. The Company’s actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 15, 2013, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

DESTINATION XL GROUP, INC.

GAAP TO NON-GAAP FREE CASH FLOW RECONCILIATION

	For the three months ended		Projected
(in millions)	May 4, 2013	April 28, 2012	Fiscal 2013

Cash flow from operating activities (GAAP)	$(5.6)	$1.1	$32.0 (1)

Less: Capital expenditures	(8.0)	(5.6)	(54.0)
Less: Store acquisitions, if applicable	—	—	—

Free Cash Flow (non-GAAP)	$(13.6)	$(4.5)	$(22.0)

(1)	Projected cash flow from operating activities for fiscal 2013 includes an estimated $9.0 million in lease incentives

DESTINATION XL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	For the three months ended
	May 4, 2013	April 28, 2012

Sales	$93,594	$95,539
Cost of goods sold including occupancy	49,111	49,936

Gross profit	44,483	45,603

Expenses:
Selling, general and administrative	38,332	37,759
Depreciation and amortization	4,170	3,690

Total expenses	42,502	41,449

Operating income	1,981	4,154

Interest expense, net	(178)	(165)

Income from continuing operations before income taxes	1,803	3,989

Provision for income taxes	792	1,539

Income from continuing operations	1,011	2,450
Loss from discontinued operations, net of taxes	—	(181)

Net income	$1,011	$2,269

Net income per share - basic:
Income from continuing operations	$0.02	$0.05
Loss from discontinued operations	$—	$—
Net income per share - basic	$0.02	$0.05

Net income per share - diluted:
Income from continuing operations	$0.02	$0.05
Loss from discontinued operations	$—	$—
Net income per share - diluted	$0.02	$0.05

Weighted-average number of common shares outstanding:
Basic	48,291	47,664
Diluted	48,587	48,176

DESTINATION XL GROUP, INC.

CONSOLIDATED BALANCE SHEETS

May 4, 2013 and February 2, 2013

(In thousands)

	May 4, 2013	February 2, 2013
ASSETS

Cash and cash equivalents	$6,102	$8,162
Inventories	112,381	104,211
Other current assets	14,232	14,088
Property and equipment, net	72,294	65,942
Intangible assets	5,715	6,256
Deferred tax assets	44,570	45,313
Other assets	2,021	1,973

Total assets	$257,315	$245,945

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable, accrued expenses and other liabilities	$64,635	$65,683
Note payable	11,588	—
Deferred gain on sale-leaseback	18,684	19,050
Stockholders’ equity	162,408	161,212

Total liabilities and stockholders’ equity	$257,315	$245,945